AMENDMENT NO. 8

TO

MASTER INVESTMENT ADVISORY AGREEMENT

This Amendment dated as of June 1, 2016, amends the Master Investment Advisory Agreement (the “Agreement”), dated June 1, 2000, between AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds), a Delaware statutory trust, and Invesco Advisers, Inc., a Delaware corporation.

W I T N E S S E T H:

WHEREAS, the Trust desires to amend the Agreement to permanently reduce the advisory fee payable by Invesco Tax-Exempt Cash Fund;

NOW, THEREFORE, the parties agree that;

1.	Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:

“APPENDIX A

FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement

Invesco Tax-Exempt Cash Fund	June 1, 2000

Invesco Limited Term Municipal Income Fund	June 1, 2000

Invesco High Yield Municipal Fund	February 12, 2010

Invesco Intermediate Term Municipal Income Fund	February 12, 2010

Invesco Municipal Income Fund	February 12, 2010

Invesco New York Tax Free Income Fund	February 12, 2010

APPENDIX B

COMPENSATION TO THE ADVISOR

The Trust shall pay the Adviser, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

Invesco Limited Term Municipal Income Fund

Net Assets	Annual Rate

First $500 million	0.30%
Over $500 million to and including $1 billion	0.25%
Over $1 billion	0.20%

Invesco Tax-Exempt Cash Fund

Net Assets	Annual Rate

All Assets	0.20%

Invesco High Yield Municipal Fund

Net Assets	Annual Rate

First $300 million	0.60%
Next $300 million	0.55%
Over $600 million	0.50%

Invesco Intermediate Term Municipal Income Fund

Invesco Municipal Income Fund

Net Assets	Annual Rate

First $500 million	0.50%
Over $500 million	0.45%

Invesco New York Tax Free Income Fund

Net Assets	Annual Rate

First $500 million	0.47%
Over $500 million	0.445	%”

2.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.

AIM TAX-EXEMPT FUNDS
(INVESCO TAX-EXEMPT FUNDS)

Attest: /s/ Peter A. Davidson		By: /s/ John M. Zerr
	Assistant Secretary	John M. Zerr
Senior Vice President

(SEAL)

INVESCO ADVISERS, INC.

Attest: /s/ Peter A. Davidson		By: /s/ John M. Zerr
	Assistant Secretary	John M. Zerr
Senior Vice President

(SEAL)

3